Exhibit 10.1
ORACLE LICENSE AND SERVICES AGREEMENT
A. Agreement Definitions
“You” and “your” refers to the individual or entity that has executed this agreement (“agreement”) and ordered programs and/or services from Oracle USA, Inc. (“Oracle”) or an authorized distributor. The term “ancillary programs” refers to third party materials as specified in the program documentation which may only be used for the purposes of installing or operating the programs with which the ancillary programs are delivered. The term “program documentation” refers to the program user manual and program installation manuals. The term “programs” refers to the software products owned or distributed by Oracle which you have ordered, program documentation, and any program updates acquired through technical support. The term “services” refers to technical support, education, hosted/outsourcing services, consulting or other services which you have ordered. The term “third party programs” refers to programs designated in an ordering document as a third party program.
B. Applicability of Agreement
This agreement is valid for the order which this agreement accompanies.
C. Rights Granted
Upon Oracle’s acceptance of your order, you have the non-exclusive, royalty free, perpetual (unless otherwise specified in the ordering document), limited right to use the programs and receive any services you ordered solely for your internal business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. For programs that are specifically designed to allow your customers and suppliers to interact with you in the furtherance of your internal business operations, such use is allowed under this agreement. You may allow your agents and contractors (including, without limitation, outsourcers) to use the programs for this purpose and you are responsible for their compliance with this agreement in such use. If accepted, Oracle will notify you and this notice will include a copy of your agreement. Program documentation is delivered with the programs, or you may access the documentation online at http://oracle.com/contracts. Services are provided based on Oracle’s policies for the applicable services ordered, which are subject to change, and the specific policies applicable to you, and how to access them, will be specified on your order (except technical support services, which are as specified in section H of this agreement). Upon payment for services, you will have a perpetual, non-exclusive, non-assignable, royalty free license to use for your internal business operations anything developed by Oracle and delivered to you under this agreement; however, certain deliverables may be subject to additional license terms provided in the ordering document.
The services provided under this agreement may be related to your license to use programs which you acquire under a separate order. The agreement referenced in that order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licenses, and you may acquire either services or such program licenses without acquiring the other.
D. Ownership and Restrictions
Oracle or its licensors retain all ownership and intellectual property rights to the programs. Oracle retains all ownership and intellectual property rights to anything developed by Oracle and delivered to you under this agreement resulting from the services. You may make a sufficient number of copies of each program (other than for Siebel programs), for your licensed use and one copy of each program media. With respect to Siebel programs, you may only make a sufficient number of copies of each such program to support the maximum number of users of such program(s).
Third party technology that may be appropriate or necessary for use with some Oracle programs is specified in the program documentation. Such third party technology is licensed to you under the terms of the third party technology license agreement specified in the program documentation and not under the terms of this agreement.
You may not:
•	remove or modify any program markings or any notice of Oracle’s or its licensors’ proprietary rights;

•	make the programs or materials resulting from the services available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific program license or materials from the services you have acquired);

•	cause or permit reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs;

•	disclose results of any program benchmark tests without Oracle’s prior written consent;

•	use third party programs except in connection with PeopleSoft and/or JD Edwards programs.
E. Warranties, Disclaimers and Exclusive Remedies
Oracle warrants that a program licensed to you will operate in all material respects as described in the applicable program documentation for one year after delivery (i.e., via physical shipment or electronic download). You must notify Oracle of any program warranty deficiency within one year after delivery. Oracle also warrants that services will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the defective services.
ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS.
FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE’S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT SUCH BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID) TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE DEFICIENT SERVICES.
TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
F. Trial Programs
You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You may not use the trial programs to provide or attend third party training on the content and/or functionality of the programs. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for such programs from Oracle or an authorized distributor. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete any such programs from your computer systems. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or offer any warranties for these programs.
G. Indemnification
If a third party makes a claim against either you or Oracle (“Recipient” which may refer to you or Oracle depending upon which party received the Material), that any information, design, specification, instruction, software, data, or material (“Material”) furnished by either you or Oracle “Provider” which may refer to you or Oracle depending on which party provided the Material), and used by the Recipient infringes its intellectual property rights, the Provider, at its sole cost and expense, will defend the Recipient against the claim and indemnify the Recipient from the damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by the Provider, if the Recipient does the following:
•	notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim (or sooner if required by applicable law);

•	gives the Provider sole control of the defense and any settlement negotiations; and

•	gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.
If the Provider believes or it is determined that any of the Material may have violated a third party’s intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require return of, the applicable Material and refund any fees the Recipient may have paid for it and any unused, prepaid technical support fees you have paid for the license. If you are the Provider and such return materially affects Oracle’s ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order. The Provider will not indemnify the Recipient if the Recipient alters the Material or uses it outside the scope of use identified in the Provider’s user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was provided to the Recipient. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. Oracle will not indemnify you to the extent that an infringement claim is based upon the combination of any Material with any products or services not provided by Oracle. Oracle will not indemnify you for infringement caused by your actions against any third party if the Oracle program(s) as delivered to you and used in accordance with the terms of this agreement would not otherwise infringe any third party intellectual property rights. This section provides the parties’ exclusive remedy for any infringement claims or damages.
H. Technical Support
For purposes of the ordering document, technical support consists of annual technical support services you may have ordered for the supportable programs. The term “supportable programs” refers to those programs for which Oracle offers annual technical support services, including third party programs specifically designated on the order as supportable programs. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/contracts.
Technical support is effective upon the effective date of the ordering document unless otherwise stated in your order. If your order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.
Software Update License & Support (or any successor technical support offering to Software Update License & Support, “SULS”) acquired with your order may be renewed annually and, if you renew SULS for the same number of licenses for the same programs, for the first and second renewal years the fee for SULS, will not increase by more than 4% over the prior year’s fees. There is no cap on fee increases for SULS for third party programs; unless otherwise provided in your order, the SULS fee for third party programs that are identified as supportable programs licensed pursuant to an ordering document will equal the fee in effect at the time SULS is renewed. If your order is fulfilled by a member of Oracle’s partner program, the fee for SULS for the first renewal year will be the price quoted to you by your partner; the fee for SULS for the second renewal year will not increase by more than 4% over the prior year’s fees. There is no cap on fee increases for SULS for third party programs; unless otherwise provided in your order, the SULS fee for third party programs that are identified as supportable programs licensed pursuant to an ordering document will equal the fee in effect at the time SULS is renewed.
If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate that subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle’s license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.
I. End of Agreement
If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, then the breaching party is in default and the non-breaching party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to such end, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement plus related taxes and expenses. If Oracle ends the license for a program under the Indemnification section, you must pay within 30 days all amounts for such license which have accrued prior to such end, as well as all sums remaining unpaid for services related thereto received under this agreement plus related taxes and expenses. Except for nonpayment of fees, the non-breaching party may agree in its sole discretion to extend the 30 day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not use those programs and/or services ordered You further agree that if you have used an Oracle Financing Division contract to pay for the fees due under an order and you are in default under that contract, you may not use the programs and/or services that are subject to such contract. Provisions that survive termination or expiration are those relating to limitation of liability, infringement indemnity, payment, and others which by their narture are intended to survive.
J. Fees and Taxes
All fees payable to Oracle are due within 30 days from the invoice date. You agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered, except for taxes based on Oracle’s income. Also, you will reimburse Oracle for reasonable expenses related to providing the services. Fees for services listed in an ordering document are exclusive of taxes and expenses. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in your ordering document; however, (a) if you order SULS for programs, the preceding sentence does not relieve Oracle of its obligation to provide updates under your ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies, and (b) the preceding sentence does not change the rights granted to you for any program licensed under your ordering document, per the terms of your ordering document and this agreement.
K. Nondisclosure
By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement and all information clearly identified as confidential at the time of disclosure.
A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.
We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we each agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement or disclosing the confidential information to a federal or state governmental entity as required by law.
L. Entire Agreement
You agree that this agreement and the information which is incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable ordering document, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term shall be replaced with a term consistent with the purpose and intent of this agreement. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and ordering documents may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.
M. Limitation of Liability
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT OF THE FEES YOU PAID ORACLE UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM YOUR USE OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES GIVING RISE TO THE LIABILITY.
N. Export
Export laws and regulations of the United States and any other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed re-export” regulations). You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.
O. Other

1.	This agreement is governed by the substantive and procedural laws of California and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco, San Mateo, or Santa Clara counties in California in any dispute arising out of or relating to this agreement.

2.	If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle USA, Inc. 500 Oracle Parkway, Redwood City, California, United States, 94065, Attention: General Counsel, Legal Department.

3.	You may not assign this agreement or give or transfer the programs and/or any services or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services deliverables, and if you decide to finance your acquisition of the programs and/or any services, you will follow Oracle’s policies regarding financing which are at http://oracle.com/contracts.

4.	Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

5.	Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably interfere with your normal business operations. You agree to pay within 30 days of written notification any fees applicable to your use of the programs in excess of your license rights. If you do not pay, Oracle can end your technical support, licenses and/or this agreement. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with the audit.

6.	The Uniform Computer Information Transactions Act does not apply to this agreement.
P. Force Majeure
Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for programs delivered or services provided.
Q. License Definitions and Roles
To fully understand your license grant, you need to review the definition for the licensing metric and term designation as well as the licensing rules which are listed below:
Definitions and License Metrics
Adapter: is defined as each software code interface, installed on each Oracle Internet Application Server Enterprise Edition, which facilitates communication of information between each version of a third party software application or system and Oracle programs.
$M Annual Transaction Volume: is defined as one million U.S. dollars ($1,000,000) in all purchase orders transacted and all auctions conducted through the Oracle Exchange Marketplace by you and others during the applicable year of the Oracle Exchange Marketplace license, regardless of whether any such auction results in a purchase order, provided that an auction resulting in a purchase order shall only be counted against the Annual Transaction Volume once.
Applications National Language Support (NLS) Supplement Media Packs: Please be advised that only a subset of the products included on an Applications NLS Supplement Media Pack have been translated. For existing supported customers, MetaLink has information on which products have been translated for the supported languages (http://metalink.oracle.com). For new or unsupported customers, please contact your Oracle Account Manager for this information.
Application User: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. If you license the Oracle Self Service Work Request option in conjunction with Oracle Enterprise Asset Management, you are required to maintain licenses for the equivalent number of Application Users licensed and you are granted unlimited access to initiate work requests, view work request status and view scheduled completion dates for your entire employee population.

Application Users licensed for Order Management are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.
Application Read-Only User: is defined as an individual authorized by you to run only queries or reports against the application program for which you have also acquired non read-only licenses.
Case Report Form (CRF) Page: is defined as the “electronic equivalent” of what would be the total number of physical paper pages initiated remotely by the program (measured explicitly in the program as Received Data Collection Instruments) during a 12 month period. You may not exceed the licensed number of CRP Pages during any 12 month period unless you acquire additional CRF Page licenses from Oracle.
Collaboration Program User: is defined as an individual authorized by you to use the programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. For the purposes of counting and licensing the number of Real Time Collaboration users, a Collaboration Program User within your company is defined as a user able to initiate, or host, a web conference and also participate in a web conference; all participants in the web conference external to your company and attending a web conference are not required to be licensed.
Compensated Individual: is defined as an individual whose compensation or compensation calculations are generated by the programs. The term Compensated Individual includes, but is not limited to, your employees, contractors, retirees, and any other Person.
Computer: is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.
Connector: is defined as each connector connecting the software product with an external product. A unique connector is required for each distinct product that the software product is required to interface.
$M Cost of Goods Sold: is defined as one million U.S. dollars ($1,000,000) in the total cost of inventory that a company has sold during their fiscal year. If Cost of Goods Sold is unknown to you then Cost of Goods Sold shall be equal to 75% of total company revenue.
Custom Suite User: is defined as an individual authorized by you to use the application programs included in the applicable Custom Applications Suite which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time.
Developer User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. Developer Users may create, modify, view and interact with the programs and documentation.
Electronic Order Line: is defined as the total number of distinct order lines entered electronically into the Oracle Order Management application from any source (not manually entered by licensed Order Management Users, Professional Users 2003, or Professional Users 2003 - External) during a 12 month period. This includes order lines originating as external EDI/XML transactions and/or sourced from other Oracle and non-Oracle applications. You may not exceed the licensed number of order lines during any 12 month period.
Employee: is defined as all of your full-time, part-time, temporary employees and all of your agents, contractors and consultants. The quantity of the licenses required is determined by the number of Employees and not the actual number of users. In the event that you elect to outsource any business function(s), all of the full-time, part-time, temporary employees and agents, contractors and consultants of the company providing the outsourcing services must be counted for the purposes of determining the number of Employees.
Employee User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time
Expense Report: is defined as the total number of expense reports processed by Internet Expenses during a 12 month period. You may not exceed the licensed number of expense reports during any 12 month period.

Federated Link: is defined as a one-to-one pairing between a source domain and a destination domain. A source domain is the point of origin for a request. A destination domain contains the resource that users from source domains want to access. One source domain might have many pairings with different destination domains and one destination domain might have many pairings with different source domains. Each and every pairing is a federated link.
Field Technician: is defined as an engineer, technician, representative, or other person who is dispatched by you, including the dispatchers, to the field using the programs.
$M Freight Under Management: is defined as one million US Dollars ($1,000,000) of the total transportation value of tendered orders for all shipments for a given calendar year during the term of the license. FUM shall include the combined total of actual freight purchased by you, plus the cost of freight for shipments managed by you (e.g., you are not purchasing transportation services on behalf of your clients but are providing transportation management services for your clients). Freight that is paid by a third party shall also be included in the FUM total (e.g., inbound shipments from suppliers to you with freight terms of prepaid).
Full Time Equivalent (FTE) Student: is defined as any full-time student enrolled in your institution and any part-time student enrolled in your institution counts as 25% of an FTE Student. The definition of “full-time” and “part-time” is based on your policies for student classification. If the number of FTE Students is a fraction, that number will be rounded to the nearest whole number for purposes of license quantity requirements.
Hosted Named User: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.
1K Invoice Line: is defined as one thousand invoice line items processed by the program during a 12 month period. You may not exceed the licensed number of Invoice Lines during any 12 month period unless you acquire additional Invoice Line licenses from Oracle.
IVR Port: is defined as a single caller that can be processed via the Interactive Voice Response (IVR) system. You must purchase licenses for the number of IVR Ports that represent the maximum number of concurrent callers that can be processed by the IVR system.
Learning Credits: may be used to acquire education products and services offered in the Oracle University online catalogue posted at http://www.oracle.com/education under the terms specified therein. Learning credits may only be used to acquire products and services at the list price in effect at the time you order the relevant product or service, and may not be used for any product or service that is subject to a discount or a promotion when you order the relevant product or service. The list price will be reduced by applying the discount specified in your order. Notwithstanding anything to the contrary in the previous three sentences, learning credits may also be used to pay taxes, materials and/or expenses related to your order; however, the discount specified above will not be applied to such taxes, materials and/or expenses. Learning credits are valid for a period of 12 months from the date your order is accepted by Oracle, and you must acquire products and must use any acquired services prior to the end of such period. You may only use learning credits in the country in which you acquired them, may not use them as a payment method for additional learning credits, and may not use different learning credits accounts to acquire a single product or service or to pay related taxes, materials and/or expenses. Learning credits are non-transferable and non-assignable. You may be required to execute standard Oracle ordering materials when using learning credits to order products or services.
$M in Managed Assets: is defined as one million U.S. dollars ($1,000,000) of the following total: (1) Book value of investment in capital leases, direct financing leases and other finance leases, including residuals, whether owned or managed for others, active on the program, plus (2) Book value of assets on operating leases, whether owned or managed for others, active on the program, plus (3) Book value of loans, notes, conditional sales contracts and other receivables, owned or managed for others, active on the program, plus (4) Book value of non earning assets, owned or managed for others, which were previously leased and active on the program, including assets from term terminated leases and repossessed assets, plus (5) Original cost of assets underlying leases and loans, originated and active on the program, then sold within the previous 12 months.
Membership: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is accessing the hosted service at any given time.
Module: is defined as each production database running the programs.

Monitored User: is defined as an individual who is monitored by an Analytics program which is installed on a single server or multiple servers, regardless of whether the individual is actively being monitored at any given time. Individual users who are licensed for an Analytics program by either Named User Plus or Application User may not be licensed by Monitored User. For the purposes of the Usage Accelerator Analytics program, every user of your licensed CRM Sales application program must be licensed. For the purposes of the Human Resources Compensation Analytics program, all of your employees must be licensed.
Named User Plus: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.
For the purposes of the following programs: Configuration Management Pack for Non-Oracle Systems, System Monitoring Plug-in for Hosts, System Monitoring Plug-in for Non Oracle Databases, System Monitoring Plug-in for Non Oracle Middleware and Provisioning Pack, only the users of the third party program that is being managed/monitored are counted for the purpose of determining the number of licenses required.
For the purposes of the following programs: Application Management Pack for Oracle E-Business Suite, Application Management Pack for Siebel, and Application Management Pack for PeopleSoft Enterprise, all users of the middleware and/or database software that support the respective application program are counted for the purpose of determining the number of licenses required.
Network Device: is defined as the hardware and/or software whose primary purpose is to route and control communications between computers or computer networks. Examples of network devices include but are not limited to, routers, firewalls and network load balancers.
Non Employee User - External: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.
Oracle Finance Division Contract: is a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due under your order.
Oracle University Knowledge Center Service: is defined as a web based learning environment hosted by Oracle that provides on demand access to either an individual Oracle University training course (“Online Course”) or to all of the Oracle University training courses available on the Knowledge Center website (“Passport”). The Oracle University Knowledge Center service is available at http://www.oracle.com/education/oukc/. and is made available to you subject to the terms of this agreement and Oracle University’s Online Hosting Access Policies, which are located at http://www.oracle.com/education/oukc/hosting policies.html and may be updated by Oracle from time to time without notice to you. Online Courses are made available on a named user basis, and the Passport is made available on a membership basis. In the event that any Oracle programs are made available for download as part of the service, then use of such programs is subject to the terms of this agreement. If you acquire the Oracle University Knowledge Center service, the term shall be one year from the effective date of your order. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, ORACLE DOES NOT WARRANT THAT THE ORACLE UNIVERSITY KNOWLEDGE CENTER SERVICE WILL BE PROVIDED UNINTERRUPTED OR ERROR-FREE.
Order Line: is defined as the total number of order entry line items processed by the program during a 12 month period. Multiple order entry line items may be entered as part of an individual customer order or quote and may also be automatically generated by the Oracle Configurator. You may not exceed the licensed number of Order Lines during any 12 month period unless you acquire additional Order Line licenses from Oracle.
Order Management User: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. Order Management Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

Orders: is defined as the total number of distinct orders for all programs that are a part of Electronic Orders, entered electronically (not manually entered by licensed professional users) through EDI, XML or other electronic means including purchase orders transmitted from Oracle Purchasing, during a 12 month period. You may not exceed the licensed number of orders during any 12 month period.
Partner Organization: is defined as an external third party business entity that provides value-added services in developing, marketing and selling your products. Depending upon the type of industry, partner organizations play different roles and are recognized by different names such as reseller, distributor, agent, dealer or broker.
Person: is defined as your employee or contractor who is actively working on behalf of your organization or a former employee who has one or more benefit plans managed by the system or continues to be paid through the system. For Time and Labor, a person is defined as an employee or contractor whose time or labor (piece work) or absences are managed by the application. For Project Resource Management, a person is defined as an individual who is scheduled on a project. For Internet Time, a person is defined as an individual who is charging time to a project via the application. The total number of licenses needed is to be based on the peak number of part-time and full-time people whose records are recorded in the system.
Ported Number: is defined as the telephone number that end users retain as they change from one service provider to another. This telephone number originally resides on a telephone switch and is moved into the responsibility of another telephone switch.
Processor: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on processor basis may be accessed by your internal users (including agents and contractors) and by your third party users. For the purposes of counting the number of processors which require licensing for a Sun UltraSPARC Tl processor with 4, 6 or 8 cores at 1.0 gigahertz or 8 cores at 1.2 gigahertz for only those servers specified on the Sun Server Table which can be accessed at http://oracle.com/contracts, “n” cores shall be determined by multiplying the total number of cores by a core processor licensing factor of .25. For the purposes of counting the number of processors which require licensing for AMD and Intel multicore chips, “n” cores shall be determined by multiplying the total number of cores by a core processor licensing factor of .50. For the purposes of counting the number of processors which require licensing for all hardware platforms not otherwise specified in this section, a multicore chip with “n” cores shall be determined by multiplying “n” cores by a core processor licensing factor of .75. All cores on all multicore chips for each licensed program for each core processor licensing factor listed above are to be aggregated before multiplying by the appropriate core processor licensing factor and all fractions of a number are to be rounded up to the next whole number. When licensing Oracle programs with Standard Edition One or Standard Edition in the product name, a processor is counted equivalent to an occupied socket.
For example, a Sun UltraSPARC Tl based server installed and/or running the program (other than Standard Edition One programs or Standard Edition programs) on 6 cores would require 2 processor licenses (6 multiplied by a core processor licensing factor of .25 equals 1.50 which is then rounded up to the next whole number which is 2). An Intel or AMD based server installed and/or running the program (other than Standard Edition One programs or Standard Edition programs) on 7 cores would require 4 processor licenses (7 multiplied by a core processor licensing factor of .50 equals 3.50 which is then rounded up to the next whole number which is 4). Two multicore servers, for hardware platforms not specified above, installed and/or running the program on 10 cores would require 8 processor licenses (10 multiplied by a core processor licensing factor of .75 equals 7.50 which is then rounded up to the next whole number which is 8).
For the purposes of the following programs: Configuration Management Pack for Non-Oracle Systems, System Monitoring Plug-in for Hosts, System Monitoring Plug-in for Non Oracle Databases, System Monitoring Plug-in for Non Oracle Middleware and Provisioning Pack, only the processors on which the third party program that is being managed/monitored are running are counted for the purpose of determining the number of licenses required.
For the purposes of the following programs: Application Management Pack for Oracle E-Business Suite, Application Management Pack for Siebel, and Application Management Pack for PeopleSoft Enterprise, all processors on which the middleware and/or database software that support the respective application program are running are counted for the purpose of determining the number of licenses required.
For the Healthcare Transaction Base program, only the processors on which Internet Application Server Enterprise Edition and this program are installed and/or running are counted for the purpose of determining the number of licenses required. For the iSupport, iStore and Configurator programs, only the processors on which Internet Application Server (Standard Edition and/or

Enterprise Edition) and the licensed program are running are counted for the purpose of determining the number of licenses required for the licensed program; under these licenses you may also install and/or run the licensed program on the processors where a licensed Oracle Database (Standard Edition and/or Enterprise Edition) is installed and/or running.
For the purposes of the following program: Data Integrator - Target Database, each processor on which the data warehouse, data mart or target database is running are counted for the purpose of determining the number of Target Database licenses required.
For the purposes of the following program: Data Integrator - Source Database, each processor on which the source database is running are counted for the purpose of determining the number of Source Database licenses required.
Program Documentation: is defined as the program user manual and program installation manuals.
$M in Revenue: is defined as one million U.S. dollars ($1,000,000) in all income (interest income and non interest income) before adjustments for expenses and taxes generated by you during a fiscal year.
Record: The Customer Hub B2B is a bundle that includes two components, Siebel Universal Customer Master B2B and Oracle Customer Data Hub. For the purposes of the Customer Hub B2B application, record is defined as the total number of unique customer database records stored in the Customer Hub B2B application (i.e., stored in a component of Customer Hub B2B). A customer database record is a unique business entity or company record, which is stored as an account for the Siebel Universal Customer Master B2B product or as an organization for the Oracle Customer Data Hub product.
The Customer Hub B2C is a bundle that includes two components, Siebel Universal Customer Master B2C and Oracle Customer Data Hub. For the purposes of the Customer Hub B2C application, record is defined as the total number of unique customer database records stored in the Customer Hub B2C application (i.e., stored in a component of Customer Hub B2C). A customer database record is a unique consumer (i.e., physical person) record, which is stored as a contact for the Siebel Universal Customer Master product or as a person for the Oracle Customer Data Hub product.
The Product Hub is a bundle that includes two components, Siebel Universal Product Master and Oracle Product Information Management Data Hub. For the purposes of the Product Hub application, record is defined as the total number of unique product database records stored in the Product Hub application (i.e., stored in a component of Product Hub). A product database record is a unique product component or SKU stored in the MTL_SYSTEM_ITEMS table with an active or inactive status and does not include any instance items (i.e. *-star items) or organization assignments of the same item.
For the purposes of the Case Hub program a record is defined as the total number of unique case database records that may be stored in the Case Hub application. A case database record is a unique request or issue requiring investigation or service stored in S_CASE table with an active or inactive status.
For all programs licensed as record, please see the application licensing prerequisites as specified in the Applications Licensing Table which may be accessed at http://oracle.com/contracts for the grant and restrictions of the underlying Oracle technology.
RosettaNet Partner Interface Processes® (PIPs®): are defined as business processes between trading partners. Preconfigured system-to-system XML-based dialogs for the relevant E-Business Suite Application(s) are provided. Each preconfigured PIP includes a business document with the vocabulary and a business process with the choreography of the message dialog.
Service Order Line: is defined as the total number of service order entry line items processed by the program during a 12 month period. Multiple service order entry line items may be entered as part of an individual customer service order or quote. You may not exceed the licensed number of Service Order Lines during any 12 month period unless you acquire additional Service Order Line licenses from Oracle.
Subscriber: is defined as (a) a working telephone number for all wireline devices; (b) a portable handset or paging device that has been activated by you for wireless communications and paging; (c) a residential drop or a nonresidential device serviced by a cable provider; or (d) a live connected utility meter. The total number of Subscribers is equal to the aggregate of all types of Subscribers. If your business is not defined in the primary definition of Subscriber above, Subscriber is defined as each U.S. $1,000 (one thousand dollar) increment of your gross annual revenue as reported to the SEC in your annual report or the equivalent accounting or reporting document.
Suite: is defined as all the functional software components described in the product documentation.

Tape Drive: is defined as mechanical devices used to sequentially write, read and restore data from magnetic tape media. Typically used, but not limited to, data protection and archival purposes, tape drives are deployed either as a standalone unit(s) or housed within a robotic tape library. Examples of tape drive include but are not limited to, Linear Tape Open (LTO), Digital Linear Tape (DLT), Advanced Intelligent Type (AIT), Quarter-Inch Cartridge (QIC), Digital Audio Tape (DAT), and 8mm Helical Scan.
Technical Reference Manuals
Technical Reference Manuals (“TRMs”) are Oracle’s confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a “need to know” consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you “as-is” without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.
Terabyte: is defined as a terabyte of computer storage space used by a storage filer equal to one trillion bytes.
Trainee: is defined as an employee, contractor, student or other person who is being recorded by the program.
Transaction: is defined as each set of interactions that is initiated by an application user recorded by Oracle Enterprise Manager to capture availability and performance metrics used in calculating service levels. For example, the following set of interactions would represent one transaction: login, search customer, log out.
UPK Developer: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. UPK Developers may create, modify, view and interact with simulations and documentation.
UPK Employee: is defined as an active employee of yours. (Note: The value of these applications is determined by the size of the active employee population and not the number of actual users. Therefore, all of your active employees must be included in your order when licensing these applications). UPK Employees may view and interact with simulations and documentation but may not create or modify simulations or documentation.
UPK User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. UPK Users may view and interact with simulations and documentation but may not create or modify simulations or documentation.
Warehouse Builder Connector: is defined as a software product that connects an Oracle database where the Oracle Warehouse Builder code is deployed, to an external product (e.g., SAP). A unique connector is required for each distinct external product for which the Oracle database is required to interface.
Workstation: is defined as the client computer from which the programs are being accessed, regardless of where the program is installed,
Term Designation
If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.
1, 2, 3, 4, 5 Year Terms: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 Year Hosting Term: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.
1 Year Oracle Hosted Term: A program license specifying a 1 Year Oracle Hosted Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.
1 Year Subscription: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.
Licensing Rules
Failover: Your license for the following programs, Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One), Oracle Database Enterprise Edition Options, Oracle Internet Application Server (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition) and Oracle Internet Application Server Options, includes the right to run the licensed program(s) on an unlicensed spare computer in a failover environment for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately and the same license metric must be used when licensing the program(s).
Testing: For the purpose of testing physical copies of backups, your license for the Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One) includes the right to run the database on an unlicensed computer for up to four times, not exceeding 2 days per testing, in any given calendar year.
You are responsible for ensuring that the following restrictions are not violated:
•	Oracle Database Standard Edition can only be licensed on servers that have a maximum capacity of 4 sockets. Additionally, it may be licensed on a single cluster of servers supporting up to a maximum number of 4 sockets.

•	Oracle Standard Edition One, Internet Application Server Standard Edition One and Portal Standard Edition One can only be licensed on servers that have a maximum capacity of 2 sockets.

•	Business Intelligence Standard Edition One can only be licensed on servers that have the ability to run a maximum of 2 sockets. The data sources for BI Server and BI Publisher are limited to the included Oracle Standard Edition One, one other database, and any number of flat file sources such as CSV, and XLS.

•	The number of TRACE licenses (Rdb Server Option) must match the number of licenses of the associated database.

•	The number of Diagnostics Pack and /or Configuration Management Pack licenses must match the number of licenses of the associated Internet Application Server program (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition).

•	The number of Service Registry licenses must match the number of licenses of the associated Internet Application Server program (Java Edition, Standard Edition One or Standard Edition).

•	The number of Bpel Process Manager Option, Business Activity Monitoring, XML Publisher, Service Registry and SOA Suite for Oracle Middleware licenses must match the number of licenses of the associated Internet Application Server Enterprise Edition program.

•	The number of Interactive Dashboard, Delivers, Answers, Office Plug-in and Reporting and Publishing licenses must match the number of licenses of the associated Business Intelligence Server Enterprise Edition program.

•	The number of Business Intelligence Server Enterprise license options must match the number of licenses of the associated Business Intelligence Server Enterprise Edition program. The number of Business Intelligence applications observer licenses of the associated Usage Accelerator Analytics program must match the number of licenses of the associated transactional CRM Sales application program.

•	The number of Business Intelligence applications observer licenses of the associated Human Resources Compensation Analytics program must match the total number of employees and contractors in your organization.

•	Decision Connector for Call Center must be licensed for each call center agent receiving decisions from the Oracle Real-Time Decision Server program.

•	Decision Connector for Web must be licensed for each web server Processor receiving decisions from the Oracle Real-Time Decision Server program.

•	The number of Intelligent Offer Generation for Call Center Agent licenses must match the number of licenses of the Decision Connector for Call Center program.

•	Informatica OEM PowerCenter ETL Server may not be used on a standalone basis or as a standalone ETL tool. The Informatica OEM Power Center ETL Server may be used with any data source provided the target(s) are: (i) the Oracle Business Intelligence applications programs, (ii) the underlying platforms on which the Oracle Business Intelligence Suite Enterprise Edition program or associated components run, or (iii) a staging database for any of the foregoing. Informatica OEM Power Center ETL Server may also be used where the Oracle Business Intelligence applications programs are the source and non-Oracle Business Intelligence application programs are the target, provided, that users do not use Informatica OEM PowerCenter ETL Server to transform the data.

•	When you purchase a license for the Data Warehouse Business Adapter program you must have the appropriate licenses for each operational application used as a source (e.g., Oracle, SAP, PeopleSoft, Siebel). A license to the Data Warehouse Adapter program does not provide a license or the right to use the operational applications, a license to the Data Warehouse Adapter program provides only a connector to them.

•	Application licensing prerequisites as specified in the Applications Licensing Table which may be accessed at http://oracle.com/contracts.

•	For the TimesTen In-Memory Database, Replication - TimesTen to TimesTen and Cache Connect to Oracle programs, the number of gigabytes (GB) specified in the program name is the maximum size of data store (aggregate of in-memory databases or caches on a single computer system or node in a cluster of servers) irrespective of the number of processors licensed. You may not exceed the specified GB data store limitation unless you acquire additional licenses from Oracle.
If you purchase Named User Plus licenses for the programs listed below, you must maintain the following user minimums and user maximums:

Program	Named User Plus Minimum
Oracle Database Enterprise Edition	25 Named Users Plus per Processor

Rdb Enterprise Edition	25 Named Users Plus per Processor

CODASYL DBMS	25 Named Users Plus per Processor

TopLink and Application Development Framework	10 Named Users Plus per Processor

Internet Application Server Java Edition	10 Named Users Plus per Processor*

Internet Application Server Standard Edition	10 Named Users Plus per Processor*

Internet Application Server Enterprise Edition	10 Named Users Plus per Processor*

BPEL Process Manager	10 Named Users Plus per Processor

Portal	10 Named Users Plus per Processor

Integration	10 Named Users Plus per Processor

Business Intelligence	10 Named Users Plus per Processor

Forms and Reports	10 Named Users Plus per Processor

Web Services Manager	10 Named Users Plus per Processor

XML Publisher	10 Named Users Plus per Processor

Virtual Directory	10 Named Users Plus per Processor

SOA Suite for Non Oracle Middleware	10 Named Users Plus per Processor

Business Activity Monitoring for Non Oracle Middleware	10 Named Users Plus per Processor

Fusion Middleware for PeopleSoft	10 Named Users Plus per Processor

Fusion Middleware for SAP	10 Named Users Plus per Processor

Business Intelligence Standard Edition	10 Named Users Plus per Processor

Universal Content Management	10 Named Users Plus per Processor

Imaging and Process Management	10 Named Users Plus per Processor

Information Rights Management	10 Named Users Plus per Processor

Enterprise Content Management Suite	10 Named Users Plus per Processor

Business Intelligence Standard Edition One	5 Named Users Plus per Processor

*	The Named User Plus Minimum does not apply if the program is installed on a one processor machine that allows for a maximum of one user per program.

Program	Named User Plus Maximum
Personal Edition	1 Named User Plus per database

Business Intelligence Standard Edition One	50 Named Users Plus Per Processor

The number of licenses for the programs listed below must match the number of licenses of the associated database and if you purchase Named User Plus licenses for these programs, you must maintain, at a minimum, 25 Named Users Plus per Processor per associated database:
Real Application Clusters, Partitioning, OLAP, Data Mining, Spatial, Advanced Security, Label Security, Database Vault, Warehouse Builder Enterprise ETL, Warehouse Builder Data Quality, Diagnostics Pack, Tuning Pack, Change Management Pack, Configuration Management Pack and Provisioning Pack for DB.
The effective date of this agreement shall be May 30, 2007.

Company Name: Taleo Corporation		Oracle USA, INC.

Authorized		Authorized
Signature:	/s/ Josh Faddis	Signature:	/s/ Jennifer L. Jones By: Maria Paloma

Name:	Josh Faddis	Name:	Jennifer L. Jones

Title:	VP & Corp. Counsel	Title:	Director, License Contract Services

Signature Date:	5-30-07	Signature Date	: 5-30-07 8:21 pm PST

ORACLE®	ORDERING DOCUMENT

Your Name:	Taleo Corporation
Your Location:	4140 Dublin Boulevard
4th Floor
Dublin, CA 94568

ORACLE CONTRACT INFORMATION
           Agreement: Oracle License and Services Agreement
           Agreement Name: Oracle License and Services AgreementV040407
This ordering document incorporates by reference the terms of the agreement specified above (“agreement”).
A. PROGRAMS
You have ordered the program licenses and services described below for use worldwide, subject to U.S. export laws.
All fees on this ordering document are in US Dollars
License Summary

Product Description / License Type	Quantity
*Oracle Database Enterprise Edition — Processor Perpetual	Unlimited
*Tuning Pack — Processor Perpetual	Unlimited
*Diagnostics Pack — Processor Perpetual	Unlimited
*Real Application Clusters — Processor Perpetual	Unlimited
Partitioning — Processor Perpetual	36
The programs specified with a (*) are for use on an unlimited number of Processors for a two (2) year term, subject to the fixing requirements (as defined in section C. 1 .b) and all other terms and conditions of this ordering document.
The program specified with no asterisk (*) is licensed for the quantity of the specified license types set forth in the table above, subject to all other terms and conditions of this ordering document (collectively, the “Quantity Based Licenses”), and are not part of the Unlimited Deployment Program Licenses or the Unlimited Deployment Right.
[*******]  Confidential treatment requested.
1 of 16

Net Fees
License Fees	3,307,987.20
Support Fees	1,267,662.10

Total Fees	4,575,649.30
B.	General Terms
1.	Commencement Date

All program licenses and the period of performance for all services are effective upon shipment of tangible media or upon the effective date of this ordering document if shipment of tangible media is not required.

2.	Fees, Invoicing and Payment Obligation
a.	All fees due under this ordering document shall be non-cancellable and the sums paid nonrefundable, except as provided in the agreement.

b.	License and services fees are invoiced as of the commencement date. Service fees are invoiced in advance of the service performance; specifically, technical support fees are invoiced annually in advance. The total annual technical support fees due under this ordering document and specified in section A above include the existing annual technical support fees for the Terminated Licenses (as defined in section B.4.c below) as well as the incremental technical support fees due for the program licenses specified in section A, including the Unlimited Deployment Program licenses (as defined in Section C.1 below).

c.	Provided that you comply with the delivery terms in section B.5.a, Oracle shall not invoice you for sales tax pursuant to California law based on the net license fees in section A for the programs delivered by electronic download; however, you agree to indemnify and hold Oracle harmless from and against any claims, losses, damages, costs, and expenses arising from imposition of sales tax based on the net license fees for the programs licenses listed in section A. Oracle shall invoice you and you are required to pay any applicable taxes related to the net support fees (specifically Software Update License & Support fees) for the ordered technical support services listed in section A.

d.	In entering into payment obligations under this ordering document, you agree and acknowledge that you have not relied on the future availability of any program or updates. However, (a) if you order technical support for programs licensed under this ordering document, the preceding sentence does not relieve Oracle of its obligation to provide such technical support under this ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies; and (b) the preceding sentence does not change the rights granted to you for any program licensed under this ordering document, per the terms of this ordering document and the agreement.
[*******]  Confidential treatment requested.

3.	Customer Definition

Notwithstanding anything to the contrary in the agreement, for purposes of this ordering document, “you” and “your” shall be defined as the company listed at the head of this ordering document and your majority owned subsidiaries specified on the attached subsidiary exhibit. You and the identified majority owned subsidiaries on the attached subsidiary exhibit will be the only entities allowed to use the licenses acquired under this ordering document and listed above in section A, which include the Unlimited Deployment Program Licenses (as defined below). None of your other majority or minority owned subsidiaries, or any entities created through a divestiture or reorganization of your company, may use any of the licenses listed in section A above, including the Unlimited Deployment Program Licenses (defined in section C.1 below), except as specified in the Acquisition or Merger Section C.2 and Divestiture Section C.4 below.

4.	Technical Support
a.	General. Technical support consists of annual technical support services you may have ordered. Fees for technical support are due and payable annually in advance. Technical support acquired under this ordering document shall be for a period of 12 months. Technical support is effective upon the effective date of this ordering document.

The technical support fees due under this ordering document shall be reduced by the amount of unused technical support associated with the Terminated Licenses, provided the invoices for such technical support have been paid in full. The amount of unused technical support as of May 30, 2007 is $137,646.60 and represents an estimate of the technical support fee credit. The actual support fee reduction will be processed as of the effective date of this ordering document.

Technical support acquired with your order may be renewed annually and, if you renew the total technical support due under this ordering document for the same number of licenses for the same programs, for the first and second renewal years the fee for technical support will not increase by more than [*******] over the prior year’s fee. If you renew technical support for the same number of licenses for the same Programs, for the third and fourth renewal years the fee for technical support will not increase by more than [*******] over the prior year’s fee.

For the purposes of determining the first renewal year, the amount of the prior year’s fees shall be equal to $1,267,662.10.

b.	Total Support Stream. For purposes of this ordering document, the “Total Support Stream” shall mean: (i) the technical support for the Unlimited Deployment Program Licenses specified in Section A including the Unlimited Deployment Program Licenses and Quantity Based Licenses and (ii) the technical support for all Oracle programs licensed by your merged or acquired entities, as specified in Section C.2, and (iii) the existing technical support for the Terminated Licenses, as defined below and (iv) technical support for any program licenses acquired under the terms of the Additional Licenses Section C.6.

c.	Terminated Licenses. In connection with the Unlimited Deployment Right granted pursuant to the terms and conditions of this ordering document, all licenses of any versions of the Deployment Period Licenses licensed by you prior to the effective date of this ordering document, and their associated CSI numbers (CPU Support Identification numbers), shall be terminated as of the effective date of this ordering document (“Terminated Licenses”). The
[*******]  Confidential treatment requested.

Terminated Licenses are specified on the attached Terminated Licenses Exhibit (Exhibit A). You shall not be entitled to a credit or refund for the Terminated Licenses and will not be allowed to reinstate the Terminated Licenses. The parties agree to work in good faith to determine if any licenses were inadvertently omitted from Exhibit A (Terminated Licenses) and therefore whether technical support fees associated with licenses for programs listed in section A and Exhibit A were excluded from the Total Support Stream and the Terminated Licenses. If this is determined to be the case following the effective date of this ordering document, the parties agree that: (i) you will continue to pay any applicable technical support fees due in connection with such omitted licenses during the Unlimited Deployment Period (as such term is defined in section C.1 below and to the extent applicable to licenses for programs listed in section A and Exhibit A of this ordering document); and (ii) this ordering document will be amended to include such incremental fees in the Total Support Stream and to add such licenses in the list of Exhibit A Terminated Licenses hereunder. There will be no license credit or license refund as the result of any adjustment specified herein

d.	Technical Support Fees Due Under This Ordering Document. The total annual technical support fees due under this ordering document specified in Section A above include the existing annual Technical Support fees for the Terminated Licenses as well as the incremental Technical Support fees due for the Unlimited Deployment Program licenses as well as the Technical Support for the Quantity Based Licenses specified in section A.
5.	Miscellaneous
a.	Oracle has made available to you for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com/exempt the programs listed in section A. Through the Internet URL, you can access and electronically download to your California location the current production release as of the effective date below of the software and related program documentation for each program listed in section A. You shall have 60 days from the effective date of this ordering document to complete the download of the software and program documentation. Please be advised that not all programs are available on all hardware/operating system combinations. For current program availability please check the electronic delivery web site. Oracle is under no further delivery obligation under this ordering document, electronic or otherwise. You agree to execute and return the attached Certificate of Electronic Delivery simultaneously with the execution and return of this ordering document.

Additional programs may be included with your order which you may use for trial purposes only. You shall have 30 days from the delivery date to evaluate these programs. Any use of these programs after the 30 day trial period shall require you to obtain the applicable license. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or any warranties of any kind for these programs.

The program licenses provided in this ordering document are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services

Should you require a replacement copy of the software or program documentation, such replacement copy shall also be delivered electronically. You shall not be entitled to any
[*******]  Confidential treatment requested.

replacement copy in the form of tangible media for the software or the program documentation, other than updates provided by Oracle under technical support service if ordered.

You acknowledge and agree that (a) you have not receive any tangible media for the programs listed in section A as of the effective date and (b) any rights to receive media granted under the agreement shall not be applicable to or provided for the programs listed in section a. Further, you acknowledge that the electronic download delivery method shall be applicable to Oracle’s delivery obligations for the initial copy of the programs listed in section A and shall not be applicable to any delivery of updates and/or technical support services ordered under this ordering document.

b.	You shall be responsible for installation of the software.
C. Other
1.	Unlimited Deployment Period
a.	General. In consideration of the payment to Oracle of the license and technical support fees specified in section A, for [*******] (or such earlier period as set forth below in this section C.1 or sections C.2 and C.3) from the effective date of this ordering document (the “Unlimited Deployment Period”), you will receive the right to use the program licenses specified in section A (as denoted by a single asterisk ‘*’), of this ordering document worldwide on an unlimited number of Processors (“Unlimited Deployment Program Licenses” or “Unlimited Deployment Right”), provided that (a) such Unlimited Deployment Program Licenses usage shall be in compliance with the terms of the agreement and this ordering document, and (b) you continuously maintain the Total Support Stream.

b.	Certification of Deployment. Within thirty (30) days after the [*******] of the effective date of this ordering document (“Certification Date”), you shall furnish Oracle with a certification signed by an authorized officer of your company verifying the quantities of Processors of the Unlimited Deployment Program Licenses installed and running, by you as of the Certification Date (“Certified License Count”). On the Certification Date, the Unlimited Deployment Period and the Unlimited Deployment Right shall terminate and the quantity of Unlimited Deployment Program Licenses acquired under this ordering document will be fixed at [*******].

c.	Breach of Unlimited Deployment Terms. Upon the date that you fail to meet any of the conditions specified in clauses (a) — (b) of Section C.1.a (the “Non-Compliance Date”), then the Unlimited Deployment Period and the Unlimited Deployment Right shall immediately terminate and the Certification Date shall be accelerated to 5 business days after the Non-Compliance Date (“Accelerated Certification Date”). On the Accelerated Certification Date, you shall furnish Oracle with a certification signed by an authorized officer of your company verifying the quantities of Processors of the Unlimited Deployment Program Licenses installed and running by you as of the Accelerated Certification Date (“Certified License Count”). On the Accelerated Certification Date, the quantity of Unlimited Deployment Program Licenses acquired under this ordering document will be fixed at [*******]
[*******]  Confidential treatment requested.

[*******]. If your non-compliance is due to failure to maintain the Total Support Srtream, your use of the Program licenses and desupported licenses after the Non-Compliance Date will be subject to the technical support pricing and policies in effect on the Non-Compliance Date.

d.	Expiration or Termination of Unlimited Deployment Period. Following the expiration or termination of the Unlimited Deployment Period, your use of the Processor program licenses acquired under this ordering document will be in accordance with the Agreement and this ordering document. If at any time after the expiration or termination of the Unlimited Deployment Period your usage of the Unlimited Deployment Program Licenses exceeds the Final License Count, you must acquire additional program licenses and technical support from Oracle for such use. If after the expiration or termination of the Unlimited Deployment Period your licensing needs decrease below the Final License Count, you shall not be entitled to a refund or credit of any fees paid under this ordering document.

e.	Assignment. Notwithstanding anything to the contrary in the Agreement, during the Unlimited Deployment Period, you may not assign the Unlimited Deployment Program Licenses under this ordering document, or give or transfer an interest in them to another individual or entity. After the termination or expiration of the Unlimited Deployment Period and the establishment of the Certified License Count, upon advance written notice to Oracle and provided that you have continuously maintained annual technical support services, you may assign the Unlimited Deployment Program Licenses acquired under this ordering document to an entity that is either (a) acquiring all or substantially all of your assets and assuming all liabilities related to such assets or (b) acquiring the division, business unit or operation of yours which uses Oracle software programs and assuming the liabilities of such division, business unit or operation. Additionally, the assignee must agree in writing to the terms and conditions of this ordering document and the agreement.
2.	Acquisition or Merger

If, during the deployment period, you acquire by merger or acquisition and become a majority owner of an entity (the “Acquired Entity”) and you elect pursuant to the terms of Section C.2.a below to include such Acquired Entity in your deployment right for the remainder of the Unlimited Deployment Period (subject to the terms and conditions of this ordering document and the agreement), then within [*******] of the consummation of such merger or acquisition, you shall provide Oracle with a written certification, signed by an authorized Vice President level officer of your company: (i) attesting to the gross annual revenue of such Acquired Entity as of its acquisition closure date, and (ii) the quantities (regardless of license type or version) of any existing program licenses of the Unlimited Deployment Program Licenses possessed by such Acquired Entity as of its acquisition closure date (the “Existing Program Licenses”) and the amount of the existing annual technical support fees for such Existing Program Licenses as of the acquisition closure date (the “Existing Technical Support Fees”).

If the Acquired Entity is publicly traded, the entity’s gross revenues will be determined using the reported gross revenues (in such entity’s Report on Form 10-K, Report on Form 10-Q or similar documents on file with the Securities and Exchange Commission) for the most recent four quarters of such entity’s operations. An Excluded Entity’s revenue will not be included in the Increased Revenue total of the Acquisition Total.
“Increased Revenue” shall mean each Acquired Entity’s gross annual revenue as of its acquisition closure date.
[*******]  Confidential treatment requested.

“Acquisition Total” shall mean the aggregate amount of Increased Revenues for all Acquired Entities combined.
Upon certification of an Acquired Entity’s Increased Revenue, the following terms and conditions shall apply:
a.	Inclusion of Acquired Entities in the Deployment Right. If the Acquisition Total including the Increased Revenue of the Acquired Entity is less than [*******] at the time such Acquired Entity is acquired then you may elect to include such Acquired Entity in your Deployment Right for the remainder of the Unlimited Deployment Period subject to the terms and conditions of this ordering document and the agreement, provided that you have continuously maintained the Total Support Stream. Notwithstanding anything to the contrary in this section, prior to inclusion in your Unlimited Deployment Right, such Acquired Entity must terminate all of its Existing Program Licenses. Additionally, the Existing Technical Support Fees attributable to such Existing Program Licenses of such Acquired Entity must be maintained as part of your Total Support Stream; reinstatement fees and/or lapsed support fees shall apply with respect to any lapse in technical support for any such licenses which has occurred during the [*******] prior to such Acquired Entity’s acquisition. Any Acquired Entity that you elect not to include in your Unlimited Deployment Right shall be deemed an “Excluded Entity” and (i) must be and remain a separate legal entity from you, (ii) the employees of the Excluded Entity must not access, have access to or use the Unlimited Deployment Program licenses, and (iii) data regarding the Excluded Entity may not be maintained or managed by you using the Unlimited Deployment Program licenses.

b.	Acquired Entities Not Included in the Deployment Right. Once the Acquisition Total is equal to or greater than [*******], no additional Acquired Entities may be included in the definition of you or in your Unlimited Deployment Right. Such additional Acquired Entity shall be deemed an “Excluded Entity” with no right to use the program licenses acquired under this ordering document, but may separately acquire for its own use program licenses and technical support from Oracle in accordance with the provisions of Section C.6 (Additional Licenses) below.
3.	Upon Acquisition
If you are acquired during the Unlimited Deployment Period, the Unlimited Deployment Period and the Unlimited Deployment Right shall terminate upon the acquisition closure date and the Certification Date shall be accelerated to 5 business days after the acquisition closure date (“Accelerated Certification Date”). The acquiring entity shall have no rights to use the Unlimited Deployment Program Licenses and on or before the Accelerated Certification Date, you shall furnish Oracle with a certification signed by an authorized officer of your company verifying the quantities of Processors of the Unlimited Deployment Program Licenses installed and running by you as of the acquisition closure date (“Certified License Count”). On the Accelerated Certification Date, the quantity of such Unlimited Deployment Program Licenses will be fixed at [*******]. If at any time after the Accelerated Certifiction Date your use of such programs exceeds the Final License Count, you must acquire additional program licenses and technical support from Oracle for your increased usage in accordance with Oracle’s then current prices and policies. During the Unlimited Deployment Period, you shall
[*******]  Confidential treatment requested.

continue to maintain the Total Support Stream and the acquiring entity shall continue to maintain technical support for the acquiring entity’s existing Oracle licenses. Notwithstanding the foregoing, after the Unlimited Deployment Period has ended, you and the acquiring entity shall have the right to terminate technical support for such licenses as long such termination is in accordance with Oracle’s technical support policies.”
4.	Divestiture
If another company is created through a divestiture or reorganization of your business (“Divested Entity”) such Divested Entity may use a portion of the Unlimited Deployment Program Licenses provided under this ordering document during the Unlimited Deployment Period for up to six– (6) months, except as set forth below (“Divestiture Period”) upon written notice to Oracle provided that: (a) the Divested Entity is not a competitor of Oracle [*******], (b) the Divested Entity agrees in writing to the terms and conditions of the agreement and this ordering document, (c) you agree to be responsible for the Divested Entity’s compliance with the terms of the agreement and this ordering document during the Divestiture Period and (d) the Divestiture Period shall not extend beyond the Unlimited Deployment Period (i.e., the Divestiture Period shall terminate at the end of the Unlimited Deployment Period). During the Divestiture Period, the Divested Entity may use the programs for either their business operations or your business operations. At the end of the Divestiture Period specified above, the Divested Entity shall have no rights under this ordering document. If the Divested Entity wishes to continue its use of the Unlimited Deployment Program Licenses beyond the Divestiture Period, the Divested Entity must acquire licenses and technical support for the same (in accordance with Oracle’s then current prices and policies) pursuant to a mutually agreeable license agreement and ordering document with Oracle, which will govern its use of the programs.
5.	Customer Reference
Oracle may orally refer to you as a customer in sales presentations and activities. Upon written consent from you, Oracle may refer to you as a customer in written sales presentations and marketing vehicles.
6.	Additional Licenses
a.	For [*******] from the effective date of this ordering document, you may order the programs (and first year of Software License Update & Support for the programs) at the appropriate license and support fees specified on the attached Price Hold Exhibit, provided (i) such programs are available in production release when ordered; and (ii) you have continuously maintained Software Update License & Support for the program licenses listed in section A.

b.	Each order placed pursuant to this section must be at least [*******] in net license fees. Your purchase on any such order of programs and/or license types that are not listed on the attached Price Hold Exhibit will count towards this minimum purchase amount.

c.	Each order placed pursuant to this section will specify Oracle’s delivery obligation. If the order specifies delivery, the programs will be delivered via electronic download. For each program listed in section A, Oracle has either no delivery obligation or the programs will be delivered via electronic download. For any program listed in section A and the order specifies delivery, the programs will be delivered via electronic download or if electronical download is not possible or
[*******]  Confidential treatment requested.

otherwise agreed to the parties, tangible media will be delivered.
7.	Limited Use Proprietary Programs
The programs listed in section A are limited use proprietary programs. These programs may only be used with your proprietary application(s) as defined on the attached Proprietary Application Hosting Registration Form
8.	Internet Hosting
Notwithstanding the terms of the agreement, you shall have the right to use the limited use proprietary programs as defined in section C.7 and licensed under this ordering document for the purpose of providing internet hosting services to end users. You may allow such end users to access the limited use proprietary programs hosted at a site which is separate and apart from your end user, for the end user’s business operations and /or to provide services to third parties using the limited use proprietary programs, provided that all such use shall be subject to the terms of this ordering document and the agreement. The limited use proprietary programs may not be installed at the end user’s site. You shall not resell or assign your program license to the end user and you shall not provide the end user with access to any Oracle E-Business Suite programs. You agree to be financially responsible to Oracle for all damages or losses resulting from the end user’s breach of these terms. The personnel accessing and computers running the limited use proprietary programs shall be included in determining the quantity of program licenses deployed by you.
9.	Order of Precedence
In the event of any inconsistencies between this ordering document and the agreement, this ordering document shall take precedence.
10.	Re-Named Programs
If any program licensed under this ordering document (“Original Program”) is re-named or divided into two or more separate programs (“Re-Named Program”) and the functionality of the Re-Named Program is and remains the same as the functionality of the Original Program, and Oracle makes such Re-Named Program generally available at no additional license fees to all of its customers who have maintained technical support for the Original Program, then Oracle shall provide the Re-Named Program to you for no additional license fees, provided that the Re-Named Program is available in production release and that you have continuously maintained technical support for the Original Program pursuant to Oracle’s Technical Support Policies (or reinstated technical support for such program pursuant to Oracle’s then current Technical Support Policies).
[*******]  Confidential treatment requested.

Technical Contact	Denis Brochu	Contract Administrator	Josh Faddis / Legal

Location	4140 Dublin Blvd.	Location	4140 Dublin Blvd.
	Dublin, CA 94568		Dublin, CA 94568

Contact		Contact
Phone	1418 524-5665	Phone	925-452-3000
Fax		Fax
Email Address	dbrochu@taleo ..com	Email Address	jfaddis@taleo.com

This quote is valid through May 30, 2007 and shall become binding upon execution by you and acceptance by Oracle.

TALEO CORPORATION		ORACLE USA, INC.

Signature	/s/ Josh Faddis	Signature	/s/ Jennifer L. Jones
Name	Josh Faddis	Name	Jennifer L. Jones
Title	VP & Corp Counsel	Title	Director, License Contract Services
Signature Date	5-30-07	Signature Date	5-30-07 8:41 pm PST
Effective Date	5-30-07	(to be completed by Oracle)

[*******] Confidential treatment requested.

Exhibit A
Terminated Licenses Exhibit

Program	License Type	Quantity	CSI Number
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Oracle Database Enterprise Edition	Processor	[*******]	[*******]
Tuning Pack	Processor	[*******]	[*******]
Tuning Pack	Processor	[*******]	[*******]
Tuning Pack	Processor	[*******]	[*******]
Tuning Pack	Processor	[*******]	[*******]
Tuning Pack	Processor	[*******]	[*******]
Diagnostics Pack	Processor	[*******]	[*******]
Diagnostics Pack	Processor	[*******]	[*******]
Diagnostics Pack	Processor	[*******]	[*******]
Diagnostics Pack	Processor	[*******]	[*******]
Diagnostics Pack	Processor	[*******]	[*******]
[*******] Confidential treatment requested.

Price Hold Exhibit

				First Year Software
				Update License &
Program	License Type	Quantity	License Fee	Support Fee
Oracle Database Enterprise Edition	Processor	1	[*******]	[*******]
Real Application Clusters	Processor	1	[*******]	[*******]
Partitioning	Processor	1	[*******]	[*******]
Diagnostics Pack	Processor	1	[*******]	[*******]
Tuning Pack	Processor	1	[*******]	[*******]
[*******] Confidential treatment requested.

Subsidiary Exhibit
Recruitforce.com, Inc. — California, USA
9090-5415 Quebec Inc. — Quebec, Canada
Taleo (Canada) Inc. — Quebec, Canada
Taleo (Europe) B.V. — Netherlands
Taleo (France) S.A.S. — France
Taleo (UK) Limited — United Kingdom
Taleo (Singapore) Pte. Ltd — Singapore
Taleo (Australia) Pty Limited — Australia
[*******] Confidential treatment requested.

AMENDMENT ONE
ORACLE CONTRACT INFORMATION
This amendment amends the Oracle License and Services Agreement V040407, dated May 30, 2007, and all amendments and addenda thereto (the “agreement”) between you and Oracle USA, INC. (“Oracle”).
The parties agree to amend the agreement as follows:
1.	Section B Applicability of Agreement
Delete the sentence under Section B Applicability of Agreement, and replace with the following:

“This agreement is valid for two (2) years from the effective date.”
2.	Section C Rights Granted
Delete the fourth sentence of section C Rights Granted as follows:

“If accepted, Oracle will notify you and this notice will inclde a copy of your agreement.”

3.	Section M Limitation of Liability

Delete and replace section M Limitation of Liability with the following paragraph:

[*******]
4.	Section N Export
Delete the third sentence of section N Export and replace with the following:

“You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported by you or your subcontractors, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws, including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.”
[*******] Confidential treatment requested.

Subject to the modifications herein, the agreement shall remain in full force and effect.
The effective date of this amendment is May 30, 2007.

TALEO CORPORATION		ORACLE USA, INC.

Authorized Signature:	/s/ Josh Faddis	Authorized Signature:	/s/ Jennifer L. Jones
Name: Josh Faddis		Name: Jennifer L. Jones
Title: VP & Corp Counsel		Title: Director, License Contract Services
Signature Date: 5-30-07		Signature Date: 5-30-07 8:17 pm PST
[*******] Confidential treatment requested.

Certificate of Electronic Delivery
This Certificate of Electronic Delivery is executed as of the effective date set forth below by Taleo Corporation (“you”) and relates to the electronic delivery of certain software programs provided by Oracle USA Inc. (“Oracle”). This Certificate of Electronic Delivery shall be governed by the terms of the OLSA V040407 between you and Oracle dated May 30, 2007 (the “agreement”).
1.	As of the date of this Certificate of Electronic Delivery, you agree that Oracle has provided you with an Internet URL through which you can download all the programs provided in the ordering document between Oracle and you dated May 30, 2007 (the “ordering document”). You will have 60 days from the effective date of the ordering document to complete your download of the programs provided.

2.	You agree that Oracle has completed all of the delivery responsibilities required by the ordering document and the agreement and no additional shipment of the programs on tangible media (CD’s, Disks, Tapes, etc.) shall be provided or is required.

The Effective Date of this Certificate of Electronic Delivery is May 30, 2007.

TALEO CORPORATION

By:	/s/ Josh Faddis

Name:	Josh Faddis

Title:	VP & Corp. Counsel
[*******] Confidential treatment requested.

PROPRIETARY APPLICATION HOSTING REGISTRATION FORM

Name of commercially available application/ service offering:	Taleo Talent Management Suite

Application/service description (please provide as much detail as possible):	Please visit: http://www.taleo.com/en/solutions

Functions and objectives of the application/service offering (please provide as much detail as possible):	Please visit: http://www.taleo.com/en/solutions

Application architecture (please provide a detailed description as to how the application will interact with the Oracle database, i.e. web based, multiplexing, client/server, etc.):	N-tiered, web based architecture. Taleo application servers process transaction requests received from user browsers using a JDBC connection to an Oracle database.

Physical location of the hardware and software being hosted:	Canada & USA

Target markets and users:	Companies that have needs for a Talent management solution

Expected number of end user companies:	5000